Roma Financial Announces 2006 Financial Results


ROBBINSVILLE, N.J.-- Roma Financial Corporation (NASDAQ GSM: ROMA) (the "Company"), the holding Company of Roma Bank, announced today, its financial condition and results of operation for the three months and year ended December 31, 2006. The Company's consolidated net income for the three months and year ended December 31, 2006 was $2.2 million and $5.2 million, respectively, compared to $1.7 million and $7.5 million in the prior year. Included in the Company's results of operation for the year ended December 31, 2006 was a pretax charge of $ 3.5 million recorded as a result of the creation of a charitable foundation. Earnings per share for the year ended December 31, 2006 was $.19.

For the three months and year ended December 31, 2006, net interest income was $7.0 million and $25.7 million, respectively, compared to $5.9 million and $23.7 million in the prior year respective periods. This represented a $2.0 million increase in the annual net interest income, or 8.4% from the prior year.

At December 31, 2006 the Company had consolidated assets, deposits and equity of $876.1 million, $626.0 million and $234.7 million, respectively. This represents a $78.3 million, or 9.8%, growth in assets from year to year.

"The year 2006 was both historic and transitional for Roma Financial Corporation," stated Peter A. Inverso, President and CEO. "the initial public offering altered the ownership structure of the Company and infused additional capital, which will allow the Company to continue to grow and expand. Despite being severely challenged by weak residential loan demand, the persistence of the inverted yield curve, which compressed interest margins, and an ever aggressive competitive environment, the Company emerged from 2006 stronger and better positioned to optimize opportunities and respond to the challenges which confront our industry. We are pleased that our ninth branch in Plumsted Township was successfully opened in January and has been very well received in its market."

As previously announced, shares of the Company began trading on July 12, 2006, on the NASDAQ Global Market under the symbol "ROMA."

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.


Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.